Exhibit 99.1

September 20, 2009

Mr. Dilip S. Shanghvi, Chairman of the Board of Directors
Mr. Jitendra N. Doshi,Chief Executive Officer
Caraco Pharmaceutical Laboratories, Ltd.
1150 Elijah McCoy Drive
Detroit, Michigan  48202

Re:  Caraco Pharmaceutical Laboratories, Inc.

Gentlemen:

Due to my fundamental disagreements with the majority shareholder, Sun Pharmaceutical Industries Ltd. and senior management of Caraco Pharmaceutical Laboratories, Ltd. (the “Company”) over issues of corporate governance and the fiduciary role of independent directors, I hereby resign from the Board of Directors of the Company, and each Board Committee on which I serve, effective immediately.

Nothwithstanding my resignation, I reserve all of my rights as a former Director of the Company.  I wish the Company all the best in successfully putting its present difficulties behind it but, for the reason noted, I feel I can regretfully no longer be a part of that effort.

Very truly yours,

/s/   Georges Ugeux